Freeport-McMoRan Copper & Gold Inc. Announces

Filing of Third-Quarter 2003 Form 10-Q with SEC

NEW ORLEANS, LA, November 10, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced that its results for the nine months ended September 30, 2003 reported in its Form 10-Q filed today with the Securities and Exchange Commission include adjustments to the results previously announced on October 16, 2003.

As a result of recent analysis of third quarter sales of copper anodes under a contract by FCX’s wholly owned subsidiary, Atlantic Copper, FCX determined that $8.5 million ($0.04 per share) of third quarter net income, principally related to intercompany profits, should not be recognized in net income until the fourth quarter of 2003.  FCX’s net income for the third quarter applicable to common stock, as filed today in its Form 10-Q, totaled $47.4 million, $0.29 per share.  Other related impacts to the amounts previously reported include reductions to third quarter consolidated revenues of $36.8 million, operating income of $15.5 million and operating cash flows of $35.0 million.  These amounts will be recognized in FCX’s fourth quarter 2003 results.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our Internet website www.fcx.com.

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